Exhibit 1

JOINT FILING AGREEMENT

         The undersigned parties hereby agree that this Statement on Schedule 13G filed herewith, and any amendments thereto filed hereafter by any of the undersigned parties, relating to the ordinary shares, par value NIS 0.01 per share, of Enzymotec Ltd., is being (and will be, in the case of amendments hereto) filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Date: February 12, 2014

XT HI-TECH INVESTMENTS (1992) LTD. By: /s/ Yoav Doppelt Name: Yoav Doppelt Title: CEO XT HOLDINGS LTD. By: /s/ Yossi Rosen Name: Yossi Rosen Title: President